Exhibit 10.25
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) is dated August 17, 2005 and is effective as of August 17, 2005 (the “Effective Date”), by and between First Mercury Financial Corporation, a Delaware corporation (the “Company”), and Jerome M. Shaw (“Executive”). In satisfaction of a condition to the Stock Contribution Agreement dated as of August 17, 2005 by and among the Company, Executive, First Mercury Holdings, Inc., a Delaware corporation (“Holdings”), FMFC Holdings, LLC, a Delaware limited liability company, and the other signatories thereto, this Agreement amends and restates in its entirety that certain Employment Agreement by and between the Company and the Executive effective as of July 7, 2004.
PREAMBLE:
The Company, for itself and on behalf of its subsidiaries, desires to employ Executive and to obtain the benefits of the covenants by, and restrictions imposed on, Executive contained herein; and
Executive desires to be employed by the Company and is willing to be bound by the covenants and restrictions imposed on Executive herein, all on the terms and conditions set forth herein.
THEREFORE, the Company and Executive hereby agree as follows:
1. EMPLOYMENT.
The Company, directly or through one of its subsidiaries, shall employ Executive and Executive hereby accepts such employment, on the terms and conditions set forth herein.
2. POSITION AND DUTIES.
2.1 Position. Executive’s duties shall be to serve as Vice Chairman of the Company, and to perform such duties consistent with the positions of Vice Chairman as the Board of Directors of the Company (the “Board of Directors”) directs from time to time; provided, however, that such duties and the performance of such duties shall be wholly consistent in both nature and extent with that which was required of Executive prior to the inception of this Agreement. Executive shall devote his best efforts and all business time, attention, skill and energies to the business and affairs of the Company and its subsidiaries in performance of his duties as required hereunder. Executive shall at all times act in a manner reasonably believed by Executive to be in the best interest of the Company and not in Executive’s own interest or the interest of another person or entity.
2.2 Other Activities. Executive shall be entitled to make and manage personal investments consistent with Article 9 of this Agreement and engage in community and/or charitable activities, so long as such activities do not interfere with the proper performance of his duties and responsibilities to the Company as required hereunder.

3. EMPLOYMENT PERIOD.
Executive’s employment shall commence as of the Effective Date and shall continue until terminated in accordance with Article 6 (the “Employment Period”).
4. SALARY AND BENEFITS.
4.1 Salary. During the Employment Period, the Company shall pay to Executive a salary at the annual rate of $1,000,000 (the “Salary”). Executive’s Salary shall be payable in installments in accordance with the Company’s usual payroll practices. Executive’s Salary shall be subject to withholding and other applicable taxes. No additional compensation shall be payable to Executive by reason of the number of hours worked or any hours worked on Saturdays, Sundays or holidays, by reason of special responsibilities assumed (whether on behalf of the Company or any of its Affiliates), special projects completed, or otherwise.
4.2 Benefits. During the Employment Period, Executive shall be entitled to such employment benefits as are generally made available by the Company to its executive employees (the “Benefits”). In addition, the Company will continue to provide the Executive with (i) the use of a company automobile including insurance thereon and (ii) the use of an office at the Company’s headquarters and secretarial support.
4.3 Taxation of Payments and Benefits. The Company shall undertake to make deductions, withholdings and tax reports with respect to payments and Benefits under this Agreement to the extent that it reasonably and in good faith believes that it is required to make such deductions, withholdings and tax reports. Payments under this Agreement shall be in amounts net of any such deductions or withholdings. Nothing in this Agreement shall be construed to require the Company to make any payments to compensate Executive for any adverse tax effect associated with any payments or Benefits or for any deduction or withholding from any payment or benefit.
4.4 Exclusivity of Payments and Benefits. Executive shall not be entitled to any payments or benefits other than those provided under this Agreement or as otherwise required by applicable law. Compliance with the provisions of this Article 4 shall in no way create or be deemed to create any obligation, express or implied, on the part of the Company or any of its Affiliates with respect to the continuation of any particular benefit or other plan or arrangement maintained by them or their subsidiaries as of or prior to the date hereof or the creation and maintenance of any particular benefit or other plan or arrangement at any time after the date hereof. For purposes of this Agreement, “Affiliates” shall mean with respect to any person, trust, organization or entity, any other person, trust, organization or entity that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified person, trust, organization or entity.
5. REIMBURSEMENTS.
During the Employment Period, Executive shall be entitled to receive reimbursement by the Company for all reasonable and necessary expenses incurred by him on behalf of the Company in performing his duties hereunder, including all reasonable travel and entertainment expenses, in accordance with the Company’s policies for executive employees as approved by the Company’s Board of Directors or Compensation Committee and in effect from time to time. As a condition to reimbursement, Executive must present such documentation and records as the Company’s Board of Directors, Compensation Committee, policies and applicable regulations shall from time to time require.
6. TERMINATION OF EMPLOYMENT.
6.1 Termination by Board of Directors. The Board of Directors shall have the right to terminate the Employment Period at any time for any reason in its sole discretion. Upon termination of the Employment Period pursuant to this Section 6.1, the Company shall have no obligation to pay to Executive any severance or similar amounts; provided, however, that, in lieu of any such severance benefit, the Company shall, subject to Section 10.2, pay to Executive the Salary and Benefits, in accordance with the Company’s past practice, until the earlier of (i) 5 years from the Effective Date or (ii) the occurrence of an event described in Section 6.2 or 6.3, provided that Executive executes a release, in the form of Exhibit A, releasing the Company and its Affiliates and otherwise complies in all material respects with all of Executive’s duties and covenants hereunder.
6.2 Death or Disability. In the event of the death of Executive, the Employment Period shall automatically terminate, and Executive shall be entitled only to the amounts specified in Section 6.4 (and not the amounts specified in Section 6.1).
6.3 Change of Control or Public Sale. In the event of a Change of Control or a Public Sale after the date hereof, the Employment Period shall automatically terminate, and Executive shall be entitled only to the amounts specified in Section 6.4 (and not the amounts specified in Section 6.1). For purposes of this Agreement “Change of Control” shall mean (i) a merger or consolidation of the Company or Holdings with or into another corporation or other entity, pursuant to which a Third Party beneficially owns at least a majority of the voting power of the outstanding equity securities of the surviving corporation or entity immediately after such merger or consolidation, (ii) the sale, lease, license, conveyance or transfer of all or substantially all of the assets of the Company or Holdings other than to Glencoe or an entity in which a majority of the voting power is beneficially owned by Glencoe, (iii) any purchase of shares of capital stock of the Company or Holdings (either through a negotiated stock purchase or a tender for such shares) by a Third Party, through one, or a series of related transactions, the effect of which is that the Third Party beneficially owns at least a majority of the voting power of the Company or Holdings immediately after such purchase, or (iv) any liquidation, dissolution or winding up of the Company or Holdings, whether voluntary or involuntary; provided, that after such event, the business of the Company or Holdings is not owned or operated by Glencoe or by an entity in which a majority of the voting power is beneficially owned by Glencoe. For purposes of this Agreement, “Third Party” means a person or entity other than Glencoe or an entity in which a majority of the voting power is beneficially owned by Glencoe. For purposes of this Agreement, “Glencoe” means Glencoe Capital, LLC, FMFC Holdings, LLC and each of their respective affiliates. For the purposes of this agreement, “Public Sale” shall mean a sale of the stock of Holdings (or any material subsidiary of Holdings) to the public pursuant to an offering registered under the Securities Act of 1933, as amended, and any successor statute, the aggregate price being paid for such stock being at least (i) $75,000,000 or (ii) $65,000,000 if after completion of such offering Glencoe owns less than a majority of the fully diluted common stock of Holdings.

6.4 Payment of Accrued and Unpaid Salary and Benefits Upon Termination. Upon termination of the Employment Period pursuant to Sections 6.2 or 6.3 hereof, the Company shall promptly pay Executive his accrued and unpaid Salary for the period prior to the termination and Executive shall be entitled to all accrued and unpaid Benefits as are required to be paid under the terms of applicable benefit plans (other than severance plans) or applicable law, provided that Executive or his personal representative executes a release, in the form of Exhibit A, releasing the Company and its Affiliates and otherwise complies in all material respects with all of Executive’s duties and covenants hereunder.
7. THIRD PARTY AGREEMENTS AND RIGHTS.
Executive hereby confirms that Executive is not bound by the terms of any agreement with any previous employer or other party that restricts in any way Executive’s use or disclosure of information or Executive’s engagement in the business contemplated by this Agreement. Executive represents to the Company that Executive’s execution of this Agreement, Executive’s employment with the Company and the performance of Executive’s proposed duties for the Company will not violate any obligations Executive may have to any such previous employer or other party. In Executive’s work for the Company, Executive will not disclose or make use of any information in violation of any agreements with or rights of any such previous employer or other party, and Executive will not bring to the premises of the Company or its subsidiaries any copies or other tangible embodiments of non-public information belonging to or obtained from any such previous employment or other party.
8. LITIGATION AND REGULATORY COOPERATION.
During and after Executive’s employment, Executive shall cooperate fully with the Company and its Affiliates in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company or its Affiliates or predecessors that relate to events or occurrences that transpired while Executive was employed by the Company. Executive’s full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company or its Affiliates or predecessors at mutually convenient times. During and after Executive’s employment, Executive also shall cooperate fully with the Company and its Affiliates in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while Executive was employed by the Company. The Company shall reimburse Executive for any reasonable out-of-pocket expenses incurred in connection with Executive’s performance of obligations pursuant to this Article 8.
9. BUSINESS OPPORTUNITIES.
Executive agrees, while he is employed by the Company, to offer or otherwise make known or available to the Board of Directors of the Company and without additional compensation or consideration, any business prospects, contracts or other business opportunities that Executive may discover, find, develop or otherwise have available to Executive in the business of the Company’s or its Affiliates’ general industry and further agrees that any such prospects, contacts or other business opportunities shall be the property of the Company.

10. REMEDIES.
10.1 Injunctive Relief. Executive agrees that any breach of Article 8 or 9 above will result in irreparable damage to the Company for which the Company will have no adequate remedy at law, and, therefore if such a breach should occur, Executive consents to any temporary or permanent injunction or decree of specific performance by any court of competent jurisdiction in favor of the Company enjoining any such breach, without prejudice to any other right or remedy to which the Company shall be entitled and without requirement of a bond or other security.
10.2 No Entitlement to Payments. In the event Executive breaches (subject to any applicable cure periods) in any material respect Article 8 or 9 of this Agreement or any of the covenants set forth in the Non-Competition and Confidentiality Agreements during or after the Employment Period, Executive shall not thereafter be entitled to the payment of any Salary or Benefits or other amounts. For the purposes of this Agreement, the “Non-Competition and Confidentiality Agreements” shall refer collectively to the following agreements: (i) Non-Competition and Confidentiality Agreement between the Company and Executive dated June 7, 2004, (ii) Non-Competition and Confidentiality Agreement between American Risk Pooling Consultants, Inc., a Michigan corporation, and Executive dated June 14, 2004, and (iii) Non-Competition and Confidentiality Agreement between Holdings and Executive dated of even date herewith.
10.3 Construction. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement or the application thereof to any party or circumstance shall be prohibited by or invalid under applicable law, including, without limitation, by reason of its being extended over too great a period of time or too large a geographic area or over too great a range of activities or otherwise, such provision shall be ineffective to the minimal extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement or the application of such provision and, if applicable, such provision shall be interpreted to extend only over the maximum period of time, geographic area or range of activities as to which it may be enforceable.
10.4 Costs of Enforcement. In the event either party brings an action or proceeding to enforce any provision or provisions of this Agreement or to obtain damages as a result of a breach of this Agreement or to enjoin any breach of this Agreement, the prevailing party in such action or proceeding shall be entitled to recover from the non-prevailing party any and all reasonable costs and expenses (including without limitation attorneys’ fees) incurred by such prevailing party in connection with such action or proceeding.
11. NOTICES.
Any notice required to be given with respect to this Agreement shall be in writing, and shall be deemed to have been duly given:
(a)	when delivered personally;

(b)	two (2) business days after being deposited with a nationally recognized overnight courier with instructions for next day delivery;

(c)	five (5) business days after deposited in the mails, certified or registered, return receipt requested, and with the proper postage prepaid, addressed as follows:

If to the Company:	First Mercury Financial Corporation
29621 Northwestern Highway
Southfield, Michigan 48034
Attention: Richard Smith

With copies to:	Glencoe Capital, LLC
222 West Adams Street
Suite 1000
Chicago, Illinois 60606
Attention: Douglas Patterson

With a copy to:	McDermott, Will & Emery
227 West Monroe Street
Chicago, Illinois 60606-5096
Attention: Scott M. Williams

If to Executive:	Jerome M. Shaw
3 Grove Isle
Penthouse 1
Coconut Grove, Florida 33133

With a copy to:	Spilkin, Shapiro & Feeney, P.C.
29621 Northwestern Hwy.
Southfield, Michigan 48034
Attention: Larry J. Spilkin
The address of any party hereto may be changed by a notice in writing given in accordance with the provisions hereof.
12. MISCELLANEOUS.
12.1 Prior Agreements. This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter hereof. The parties hereto specifically agree that all prior agreements, whether written or oral, relating to Executive’s employment by the Company and its predecessors and subsidiaries, including, without limitation, that certain Employment Agreement between Executive and Mercury Management, Inc., a Michigan corporation and predecessor of the Company, dated January 1, 1995, are hereby fully abrogated and shall be of no further force or effect from and after the date hereof.
12.2 Headings. The descriptive headings of the several sections of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

12.3 Benefit. This Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns. The duties of Executive hereunder are personal in nature. Therefore, this Agreement may not be assigned by Executive.
12.4 GOVERNING LAW. THE VALIDITY AND EFFECT OF THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL SUBSTANTIVE LAWS OF THE STATE OF ILLINOIS. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY JUDGMENT ENTERED BY ANY COURT IN RESPECT THEREOF BROUGHT IN ILLINOIS OR THE U.S. DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS, AND HEREBY FURTHER IRREVOCABLY WAIVES ANY CLAIM THAT ANY SUIT, ACTION OR PROCEEDINGS BROUGHT IN ILLINOIS OR IN SUCH DISTRICT COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. THE PARTIES HERETO HEREBY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF, OR WITH RESPECT TO, THIS AGREEMENT AND AGREE THAT ANY SUCH SUIT, ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.
12.5 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall constitute one and the same instrument.
12.6 Delivery by Facsimile. This Agreement and any amendments hereto, to the extent signed and delivered by means of a facsimile machine, shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto shall raise the use of a facsimile machine to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine as a defense to the formation or enforceability of this Agreement and each such party forever waives any such defense.
12.7 Amendments. This Agreement may not be amended and the terms or covenants hereof may not be waived, except by a written instrument executed by the Company (by a proper officer designated by the Board after Board approval for such amendment or waiver shall have been obtained (which approval shall include a majority of the directors designated by FMFC Holdings, LLC)) and Executive or in the case of a waiver, by the party waiving compliance. The failure of either party at any time or times to require performance of any provisions hereof shall in no manner affect the right at a later time to enforce the same. No waiver by either party hereto of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.
12.8 Survival. In addition to those provisions hereof which expressly survive the expiration of the Employment Period and termination of employment, Articles 6, 7, 8, 10, 11 and 12 shall survive the expiration of the Employment Period and termination of employment as set forth therein.
12.9 Executive’s Acknowledgement. Executive acknowledges (i) that he has consulted with or has had the opportunity to consult with independent counsel of his own choice concerning this Agreement and has been advised to do so by the Company, and (ii) that he has read and understands this Agreement, is fully aware of its legal effect, and has entered into it freely based on his own judgment.
[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

EXECUTIVE:

/s/ Jerome M. Shaw

Jerome M. Shaw

COMPANY:

First Mercury Financial Corporation

By:	Richard H. Smith

Name:
Title:

EXHIBIT A
GENERAL RELEASE AND WAIVER OF CLAIMS
     The undersigned, Jerome M. Shaw, a resident of the State of Michigan (“Releasor”), in accordance with and pursuant to the terms of Article 6 of the Employment Agreement dated as of June 7, 2004, between First Mercury Financial Corporation (the “Company”) a Delaware corporation, and Releasor (as amended and restated, the “Agreement”), hereby, in exchange for the Company’s compliance with the Agreement, remises, releases and forever discharges and covenants not to sue, and by these presents does for his, her or its legal representatives, trustees, beneficiaries, heirs, legatees, executors and administrators (Releasor and such persons referred to herein, collectively, as the “Releasing Parties”), First Mercury Holdings, Inc., a Delaware corporation, and the Company, and their subsidiaries, owners, affiliated entities, successors and assigns (collectively, the “Company”), their respective officers, directors, employees, equity holders, agent and representatives and all of their respective successor and assigns (each a “Released Party” and collectively, the “Released Parties”) of and from any and all manner of actions, proceedings, claims, causes of action, suits, debts, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, controversies, contracts, leases, agreements, promises, variances, trespasses, damages, judgments, executions, claims and demands, of any nature whatsoever, and of every kind and description, choate and inchoate, known or unknown, at law or in equity (collectively, “Claims”), which the Releasing Parties, or any of them, now have or ever had, or hereafter can, shall or may have, for, upon or by reason of any matter, cause or thing whatsoever, against the Released Parties, and each of them, from the beginning of time to the date hereof;
     (i) arising from Releasor’s employment, compensation, commissions, deferred compensation plans, insurance, employee benefits, and other terms and conditions of employment or employment practices of Company or the Company under federal, state or local law or regulation, including, but not limited to the Employee Retirement Income Security Act of 1974, as amended;
     (ii) relating to the termination of Releasor’s employment or the surrounding circumstances thereof;
     (iii) relating to payment of any attorneys’ fees incurred by Releasor in connection with his employment or the surrounding circumstances thereof (other than as contemplated by Section 10.4 of the Agreement);
     (iv) based on any alleged discrimination on the basis of race, color, religion, sex, age, national origin, handicap, disability or another category protected by any federal, state or local law or regulation, including, but not limited to, the Age Discrimination in Employment Act (29 U.S.C. §§ 621 et seq.), Title VII of the Civil Rights Act of 1964 (42 U.S.C. §§ 2000et seq.), Sections 1981 through 1988 of Title 42 of the United States Code (42 U.S.C. §§ 1981-88), the Americans with Disabilities Act (42 U.S.C. §§ 12101 et seq.), the Fair Labor Standards Act (29 U.S.C. §§ 201 et seq.), the Older Workers Benefit Protection Act of 1990, or Executive Order 11246 (as any of these laws or orders may have been amended) or any other similar federal, state or local labor, employment or anti-discriminatory laws;

     (v) based on any contract (relating to his employment), tort (based on his termination), whistleblower, personal injury (arising from his termination), or retaliatory or wrongful discharge theory; and
     (vi) based on any other federal, state or local constitution, regulation, law (whether statutory or common), or legal theory relating to his employment or the term thereof.
     Notwithstanding the foregoing, the Releasing Parties do not release (a) any vested rights under any retirement plan, (b) any rights arising under the Stock Purchase Agreement dated March 1, 2004 regarding the sale of American Risk Pooling Consultants, Inc. and Public Entity Risk Services of Ohio, Inc. and the transactions contemplated thereby and (c) any rights arising solely in their capacities as stockholders of the Company.
     Releasor represents and warrants on behalf of the Releasing Parties that there has been, and there will be, no assignment or other transfer of any right or interest in any Claims which he, she or it has or may have against the Released Parties, and Releasor hereby agrees to indemnify and hold each Released Party harmless from any Claims, costs, expenses and attorney’s fees directly or indirectly incurred by any of the Released Parties as a result of any person asserting any right or interest pursuant to his, her or its assignment or transfer of any such right or interest.
     Releasor agrees that if any Releasing Party hereafter commences, joins in, or in any manner seeks relief through any suit arising out of, based upon, or relating to any of the Claims released hereunder, or in any manner asserts against any Released Party any of the Claims released hereunder, then Releasor will pay to such Released Party, in addition to any all damages and compensation, direct or indirect, all attorney’s fees incurred in defending or otherwise responding to such suit or Claims.
     Releasor acknowledges that (i) he, she or it has received the advice of legal counsel in connection with this General Release and Waiver of Claims, (ii) he, she or it has read and understands that this is a General Release and Waiver of Claims, and (iii) he, she or it intends to be legally bound by the same.
     Releasor acknowledges that he has been given the opportunity to consider this Agreement for twenty-one (21) days and has been encouraged and given the opportunity to consult with legal counsel of his choosing before signing it. Releasor understands that he shall have seven (7) days from the date on which he executes this General Release and Waiver of Claims (as indicated by the date below his signature) to revoke his signature and agreement to be bound hereby by providing written notice of revocation to Company within such seven (7) day period. Releasor further understands and acknowledges this Agreement shall become effective, if not sooner revoked, on the eighth day after the execution hereof by Releasor (the “Effective Date”).

     IN WITNESS WHEREOF, Releasor has executed and delivered this General Release and Waiver of Claims on behalf of the Releasing Parties as of the day and year set forth below.

Dated: , 200	RELEASOR:

Signature:

	Name:	Jerome M. Shaw